Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE
OF
INCORPORATION
OF
CALIFORNIA WATER SERVICE GROUP

California Water Service Group (hereinafter called the “Group”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1.             The name of the Corporation is:  “California Water Service Group”

2.             The Group has retired one hundred and thirty nine thousand (139,000) shares of Class C 4.4% Preferred Stock, par value Twenty-Five Dollars ($25.00) per share.

3.             The Certificate of Incorporation (the “Certificate”) prohibits the reissuance of Class C Preferred Stock thereby reducing the total number of authorized shares.

4.             The Certificate is hereby amended as follows:

5.             Article FOURTH of the Certificate is hereby amended in its entirety to read as follows:

FOURTH:              The aggregate number of shares of all classes of stock which the corporation shall have authority to issue shall be 68,241,000, of which 68,000,000 shares shall be common shares, par value $0.01 per share, and 241,000 shares shall be preferred shares.  The par value of the preferred shares shall be $0.01 per share.

The preferred shares may be issued from time to time in one or more series as noted above, the number of shares constituting each such series to be determined by the board of directors of the corporation pursuant to the authority contained in this certificate.  The preferred shares may, at the election of the board of directors, be issued in fractional shares if required in connection with any stock split or otherwise.  All of said 68,000,000 common shares shall be of one and the same series, namely common shares with par value of $0.01 per share.

6.             Article FIFTH of the Certificate is hereby amended in its entirety to read as follows:

FIFTH:                   The said shares which the corporation shall have authority to issue are to be classified as preferred shares of one or more series and common shares of one series as provided in Part Fourth above and the nature and extent of the preferences, privileges and restrictions granted or imposed upon the holders of the respective classes or series of shares and the number of shares constituting each series of preferred shares shall be as follows;

(a)           The holders of preferred shares shall be entitled to, and the corporation shall be bound to pay thereon as and when declared by the board of directors out of the surplus or net profits, dividends at such rate as shall hereafter be fixed by the board of directors as hereinafter provided.  Such dividends shall be payable cumulative from the date of issuance and payable quarterly on the fifteenth (15th) day of February, May, August and November in each year.  If the corporation shall fail to pay such dividends quarterly upon all the issued and outstanding preferred shares, the deficiency in dividends shall be fully paid but without interest before any dividends shall be set apart or paid on the common shares.

(b)           After all cumulative dividends are declared and paid or set apart on the preferred shares which may be outstanding, the board of directors may declare such additional dividends on the common shares out of the surplus or net profits as in their discretion-may seem proper.

(c)           At the option of the corporation, preferred shares of each series shall be subject to redemption in whole or in part on any dividend date, at such redemption price as may hereafter be fixed by the board of directors as hereinafter provided.  Any such redemption shall be upon at least thirty (30) days notice to the holders of record thereof which notice shall be mailed to the holders of record thereof, at the specified value per share, together with accrued dividends, and any such partial redemption shall be made by lot or pro rata or by such other method as shall be provided from time to time by resolution of the board of directors or by the bylaws.  If notice of redemption shall have been duly given as hereinabove provided and if on or before the redemption date named in said notice, the funds necessary for such redemption shall have been set aside by the corporation and shall be and continue to be available therefor, then, notwithstanding that any certificate or certificates for preferred shares called for redemption shall not have been surrendered for cancellation, all rights of the holder or holders of such shares so called for redemption to receive dividends thereon shall cease and such shares shall not be transferable on the books of the corporation and thereafter the holder or holders of such shares shall have no right to or in respect to the corporation or its earnings, property and assets other than the right to receive the redemption price and all dividends accrued to the date fixed for such redemption without interest upon the surrender of the certificate or certificates for such shares duly endorsed.  All preferred shares redeemed as hereinbefore provided shall be forthwith canceled and shall not be reissued and no shares shall be issued in lieu thereof nor in exchange therefor.

(d)           The board of directors is hereby authorized to fix or alter from time to time the number of shares constituting any wholly unissued series of preferred stock and to fix or alter from time to time the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices or the liquidation preferences (including the absence or limited grant of any such rights or preferences) of any wholly unissued series of preferred shares.  Except in so far as the board of directors shall provide hereinafter in respect of any series, all preferred shares shall be of equal rank, and any series or preferred shares shall have the same rights and preferences as any other series of preferred shares.

(e)           The common shares of the corporation shall be subject and subordinate to any rights and preferences granted herein and any rights and preferences which may be granted to any series of preferred shares by the board of directors pursuant to the authority herein conferred upon said board of directors.

(f)            The holders of common shares shall be entitled to vote at all elections and to vote or consent on all questions at the rate of one vote for each such share held by such holder.

(g)           Except for any conversion rights which may be granted to any series of preferred shares pursuant to the authority herein conferred upon the board of directors, no one or more holders of shares of the capital stock of the corporation shall be entitled to purchase or otherwise participate in any new or additional issue of stock by the corporation, and every stockholder hereby and by the acceptance of the certificate or certificates for such stockholder’s stock irrevocably for said stockholder and said stockholder’s heirs, executors, administrators, successors and assigns, waives all rights to purchase or otherwise participate in such new or additional issue or any part thereof except for said conversion rights.

7.             Article ELEVENTH of the Certificate is hereby deleted in its entirety.

8.             All other provisions of the Certificate shall remain in full force and effect.

9.             The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned authorized officer, as of this 8th day of June, 2011.

/s/ Martin Kropelnicki
Name:	Martin Kropelnicki
Title:	Vice President, Chief Financial Officer